UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                  July 28, 2003

                                TriCo Bancshares
             (Exact name of registrant as specified in its charter)

       California                   0-10661                   94-2792841
------------------------        ---------------          --------------------
     (State or other         (Commission File No.)         (I.R.S. Employer
     jurisdiction of                                      Identification No.)
incorporation or organization)

                 63 Constitution Drive, Chico, California 95973
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:               (530) 898-0300


Item 7(c): Exhibits
-------------------

        99.1     Press release dated July 28, 2003

Item 12:  Results of Operations and Financial Condition
-------------------------------------------------------

On July 28, 2003 TriCo Bancshares announced their quarterly earnings for the second quarter of 2003. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   TRICO BANCSHARES

Date:  July 28, 2003          By:  /s/ Thomas J. Reddish
                                   --------------------------------------
                                   Thomas J. Reddish, Vice President and
                                   Chief Financial Officer (Principal
                                   Financial and Accounting Officer)


INDEX TO EXHIBITS

Exhibit No.                Description
-----------                --------------------------------------------

    99.1                   Press release dated July 28, 2003

PRESS RELEASE                                    Contact:   Thomas J. Reddish
                                                            Vice President & CFO
For Immediate Release                                       (530) 898-0300


            TRICO BANCSHARES ANNOUNCES 2nd QUARTER EARNINGS FOR 2003
            --------------------------------------------------------

     Chico, CA -- July 28, 2003. TriCo Bancshares (NASDAQ: TCBK), parent company of Tri Counties Bank, today announced quarterly earnings of $4,254,000, or $0.53 per diluted share, for the three months ended June 30, 2003. These results represent a 12.8% increase from the $0.47 earnings per diluted share reported for the three months ended June 30, 2002 on earnings of $3,365,000. Diluted earnings per share for the six months ended June 30, 2003 and 2002 were $1.03 and $0.93, respectively, on earnings of $7,867,000 and $6,694,000, respectively.
     Included in the results ended June 30, 2003 was the effect of the Company's acquisition of North State National Bank on April 4, 2003. On April 4, 2003, North State National Bank had assets of $140 million, loans totaling $77 million, and deposits totaling $126 million. The Company issued $13,090,057 in cash, 723,512 shares of TriCo common stock, and options to purchase 79,587 TriCo common shares at an average exercise price of $6.22 per share in exchange for all of the 1,234,375 common shares and options to purchase 79,937 common shares of North State National Bank outstanding as of April 4, 2003.
     The improvement in results from the year-ago quarter was due to a $1,778,000 (13.4%) increase in fully tax-equivalent net interest income to
$15,000,000, a $350,000 (70.0%) decrease in provision for loan losses to $150,000, and a $2,611,000 (66.2%) increase in noninterest income to $6,554,000.
These contributing factors were partially offset by a $3,405,000 (31.1%) increase in noninterest expense to $14,368,000 for the quarter ended June 30, 2003.
     Richard Smith, President and Chief Executive Officer commented that, "We are pleased with the Company's performance during this most recent quarter. Highlights of the quarter include the successful merger of North State National Bank into Tri Counties Bank. The reactions of North State customers and employees to the merger have been very positive, and the financial results of the merger are exceeding our expectations. We also experienced strong internal loan growth in all sectors of our loan portfolio during this most recent quarter. We continue to capitalize on the strong mortgage refinance market for noninterest income."
     During the quarters ended June 30, 2003 and 2002, the Company's net interest margin was 5.02% and 5.74%, respectively, on interest-earning asset balances averaging $1.19 billion and $921 million, respectively. The 29.6% increase in the average balance of interest earning assets more than offset the decrease in net interest margin resulting in an increase in fully tax equivalent net interest margin of $1,778,000 (13.4%) to $15,000,000.
     Noninterest income for the second quarter of 2003 increased $2,611,000 (66.2%) to $6,554,000 from $3,943,000 in the year-ago quarter. The increase in noninterest income from the year-ago quarter was mainly due to an increase in service charges on deposit products (up $1,626,000 or 104% to $3,192,000), and an increase in gain on sale of loans (up $780,000 or 145% to $1,319,000). The increase in service charges income was mainly due to the introduction of an overdraft privilege deposit product in July 2002 that has added a new stream of recurring noninterest income. The increase in gain on sale of loans is due to the Company's ability to originate and sell an increased volume of residential real estate mortgage loans in the current environment of record mortgage refinance. ATM fees and interchange income increased from the year-ago quarter (up $159,000 or 36.3% to $597,000) due to expansion of Company's ATM network and increased debit card usage.

     Noninterest expense for the second quarter of 2003 increased $3,405,000 (31.1%) to $14,368,000 from $10,963,000 in the second quarter of 2002. The increase in noninterest expense was mainly due to a $1,863,000 (32.3%) increase in salary and benefit expense to $7,636,000. The increase in salary and benefits expense was mainly due to annual salary increases, increased commission and incentive expense, and new employees at the Company's four newly opened branches in 2002 and from the merger with North State National Bank on April 4, 2003. Noninterest expense excluding salaries and benefits also increased (up $1,542,000 or 29.7% to $6,732,000). Approximately $236,000 of this increase were expenses related to the overdraft privilege product introduced in July 2002, and included in professional fees. Also related to the overdraft privilege product introduced in July 2002, was a $112,000 increase in operational losses from the year-ago quarter. Increased advertising expenses accounted for $69,000 of the increase in other noninterest expense.
     Provision for loan losses for the second quarter of 2003 was $150,000 versus $500,000 in the same quarter in 2002. The Company had net loan charge-offs of $1,916,000 in the second quarter of 2003 compared to $224,000 of net loan charge-offs in the same period of 2002. The increase in charge-offs is primarily due to a $1,900,000 charge-off related to two commercial real estate loans to a single entity collateralized by a single building. The Company had previously established a specific allowance for the two commercial real estate loans noted above in its allowance for loan losses. Based on current information, the Company does not anticipate any further charge-offs or increase in loan loss provision related to these two commercial real estate loans. The Company is diligently pursuing collection of these two commercial real estate loans.
     Nonperforming loans net of government agency guarantees were $20,539,000, $8,180,000, and $9,553,000 as of June 30, 2003, December 31, 2002, and June 30,
2002, respectively. The increase in nonperforming loans between December 31, 2002 and June 30, 2003 is mainly due to the two commercial real estate loans noted above. As of June 30, 2003, December 31, 2002, and June 30, 2002, the ratio of allowance for loan losses to total loans was 1.58%, 2.09% and 2.03%, respectively. The decrease in the ratio of allowance for loan losses to total loans from 2.09% to 1.58% is due to strong loan growth during the second quarter of 2003, including the addition of $77 million from the merger of North State National Bank, and the $1,900,000 charge-off noted above. Based on the current conditions of the loan portfolio, Management believes that the $13,455,000 allowance for loan losses at June 30, 2003 is adequate to absorb probable losses inherent in the Company's loan portfolio.
     Assets of the Company at June 30, 2003 were $1.36 billion compared to $1.03 billion at June 30, 2002. Loan balances at June 30, 2003 were $852 million compared to $672 million at June 30, 2002, and deposit balances at June 30, 2003 were $1.17 billion compared to $898 million at June 30, 2002.
     For the second quarter of 2003, the Company had an annualized return on assets of 1.27% and a return on equity of 13.88% versus 1.33% and 14.72%, respectively, in the second quarter of 2002. As of June 30, 2003, TriCo Bancshares had a Tier 1 capital ratio of 9.1% and a total risk-based capital ratio of 10.4%.
     As previously announced on October 19, 2001, the Board of Directors approved a plan to repurchase, as conditions warrant, up to 150,000 shares of the Company's common stock on the open market or in privately-negotiated transactions. The timing of purchases and the exact number of shares to be purchased will depend on market conditions. This repurchase plan represented approximately 2.2% of the Company's 6,992,080 common shares outstanding on October 19, 2001, and is open-ended with no expiration date. As of this date, the Company has repurchased 118,800 shares under this plan, with none of those shares being repurchased in the quarter ended June 30, 2003. The Company can repurchase 31,200 shares under the plan and intends to continue its share repurchases as market conditions allow.

     In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned as well as other factors. This entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.
     TriCo Bancshares and Tri Counties Bank are headquartered in Chico, California. Tri Counties Bank has a 28 year history in the banking industry. Tri Counties Bank operates 33 traditional branch locations and 10 in-store branch locations in 20 California counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 54 ATMs and a 24-hour, seven days a week telephone customer service center. Brokerage services are provided at the Bank's offices by the Bank's association with Raymond James Financial, Inc. For further information please visit the Tri Counties Bank web-site at http://www.tricountiesbank.com


                                      TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA
                                      (Dollars in thousands, except per share data)

                                                                             Three months ended
                                                  ---------------------------------------------------------------------------
                                                    June 30,        March 31,     December 31,     Sept. 30,       June 30,
                                                      2003            2003           2002            2002           2002
                                                  ---------------------------------------------------------------------------
Statement of Income Data
      Interest income                                $ 18,161       $ 16,349        $ 16,228       $ 16,435       $ 16,075
      Interest expense                                  3,445          3,115           3,245          3,227          3,179
      Net interest income                              14,716         13,234          12,983         13,208         12,896
      Provision for loan losses                           150            150             800            700            500
      Noninterest income:
         Service charges and fees                       3,985          3,500           3,651          3,521          2,141
         Other income                                   2,569          1,896           2,347          1,892          1,802
      Total noninterest income                          6,554          5,396           5,998          5,413          3,943
      Noninterest expense:
         Salaries and benefits                          7,636          6,877           6,434          6,344          5,773
         Intangible amortization                          324            228             228            228            228
         Other expense                                  6,408          5,546           5,811          5,561          4,962
      Total noninterest expense                        14,368         12,651          12,473         12,133         10,963
      Net income before taxes                           6,752          5,829           5,708          5,788          5,376
      Net income                                      $ 4,254        $ 3,613         $ 3,748        $ 3,627        $ 3,365
Share Data
      Basic earnings per share                         $ 0.55         $ 0.51          $ 0.53         $ 0.52         $ 0.48
      Diluted earnings per share                         0.53           0.50            0.52           0.50           0.47
      Book value per common share                     $ 15.86        $ 14.39         $ 14.02        $ 13.70        $ 13.25
      Shares outstanding                            7,852,110      7,080,470       7,060,965      7,035,590      7,025,690
      Weighted average shares                       7,796,383      7,070,701       7,046,246      7,026,120      7,011,306
      Weighted average diluted shares               8,021,229      7,250,178       7,211,705      7,231,165      7,213,800
Credit Quality
      Non-performing loans, net of
          government agency guarantees               $ 20,539       $ 20,610         $ 8,180       $ 11,031        $ 9,533
      Other real estate owned                           1,551          1,608             932              -             71
      Loans charged-off                                 2,063            280             870             73            282
      Loans recovered                                   $ 147           $ 46            $ 66          $ 141           $ 58
      Allowance for loan losses to total loans          1.58%          2.06%           2.09%          2.10%          2.03%
      Allowance for loan losses to NPLs                   66%            69%            176%           130%           143%
      Allowance for loan losses to NPAs                   61%            64%            158%           130%           142%
Selected Financial Ratios
      Return on average total assets                    1.27%          1.26%           1.35%          1.39%          1.33%
      Return on average equity                         13.88%         14.29%          15.35%         15.17%         14.72%
      Average yield on loans                            7.34%          7.64%           7.75%          7.89%          8.05%
      Average yield on earning assets                   6.18%          6.36%           6.53%          7.02%          7.12%
      Average rate on earning liabilities               1.45%          1.52%           1.65%          1.72%          1.74%
      Net interest margin                               5.02%          5.17%           5.25%          5.67%          5.74%
      Total risk based capital ratio                    10.4%          11.6%           12.0%          11.9%          12.0%
      Tier 1 Capital ratio                               9.1%          10.4%           10.7%          10.6%          10.8%



                                      TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA
                                      (Dollars in thousands, except per share data)

                                                                             Three months ended
                                                  -------------------------------------------------------------------------
                                                        June 30,      March 31,    December 31,    Sept. 30,      June 30,
                                                          2003          2003           2002           2002          2002
                                                  -------------------------------------------------------------------------
Balance Sheet Data
      Cash and due from banks                           $ 65,051      $ 58,925       $ 67,170       $ 56,749      $ 54,094
      Fed funds sold                                       3,200        10,100          8,100         23,400        27,800
      Securities, available-for-sale                     354,040       354,007        338,024        268,921       234,544
      Loans
         Commercial loans                                147,746       117,329        125,982        142,290       138,770
         Consumer loans                                  237,704       210,633        201,858        191,601       171,178
         Real estate mortgage loans                      407,218       330,001        319,969        313,191       321,260
         Real estate construction loans                   59,622        35,810         39,713         36,472        40,592
      Total loans, gross                                 852,290       693,773        687,522        683,554       671,800
      Allowance for loan losses                          (13,455)      (14,293)       (14,377)       (14,382)      (13,613)
      Premises and equipment                              19,830        17,542         17,224         16,583        16,195
      Cash value of life insurance                        34,633        29,257         15,208         15,045        14,927
      Intangible assets                                   22,189         3,815          4,043          4,387         4,615
      Other assets                                        23,124        23,377         21,660         19,266        19,199
      Total assets                                     1,360,902     1,176,503      1,144,574      1,073,523     1,029,561
         Noninterest bearing demand deposits             260,861       226,373        232,499        202,895       188,546
         Interest bearing demand deposits                204,538       188,575        182,816        175,883       169,343
         Savings deposits                                393,198       324,584        297,926        268,182       255,264
         Time certificates                               315,008       293,120        291,996        290,935       284,757
      Total deposits                                   1,173,605     1,032,652      1,005,237        937,895       897,910
      Fed funds purchased & repurchase agreements         17,400             -              -              -             -
      Other liabilities                                   22,425        19,044         17,399         16,275        15,589
      Other borrowings                                    22,905        22,915         22,924         22,932        22,940
      Total liabilities                                1,236,335     1,074,611      1,045,560        977,102       936,439
      Total shareholders' equity                         124,567       101,892         99,014         96,421        93,122
      Accumulated other
         comprehensive income                              3,433         2,688          2,303          2,333         1,393
      Average loans                                      801,493       679,975        675,626        676,009       648,618
      Average interest earning assets                  1,194,618     1,048,286      1,013,175        954,611       921,486
      Average total assets                             1,339,107     1,149,759      1,112,660      1,044,518     1,009,727
      Average deposits                                 1,146,211     1,003,853        970,666        908,675       879,579
      Average total equity                             $ 122,567     $ 101,139       $ 97,684       $ 95,645      $ 91,429
